Exhibit 99.1

FOR IMMEDIATE RELEASE: October 27, 2011

MICRONETICS REPORTS RECORD SECOND QUARTER RESULTS FOR FISCAL YEAR 2012

Second Quarter Net Sales of $11.6 million, up 29% from Fiscal Year 2011

Second Quarter Net Income of $1.1 million, up 129% from Fiscal Year 2011

Year-to-Date Net Sales of $21.7 million, up 18% from Fiscal Year 2011

Year-to-Date Net Income of $1.6 million, up 69% from Fiscal Year 2011

HUDSON, N.H.—(BUSINESS WIRE)—October 27, 2011 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its second quarter and six months ended October 1, 2011.

Net Sales for the second quarter ended October 1, 2011 were $11.6 million, an increase of 29% compared to $9.0 million for the second quarter ended September 25, 2010.

The increase in net sales for the quarter was primarily attributable to an increase in sales of core components for defense applications.

Net Income for the second quarter ended October 1, 2011 more than doubled that of the prior year’s second quarter. Net income was $1.1 million, or $0.24 per diluted share, an increase of 129% compared to $0.5 million, or $0.10 per diluted share, for the prior year’s second quarter.

Net Sales for the six months ended October 1, 2011 were $21.7 million, representing an increase of 18% compared to the $18.4 million in net sales for the six months ended September 25, 2010.

Net Income for the six months ended October 1, 2011 was $1.6 million, or $0.36 per diluted share, an increase of 69% compared to $1.0 million, or $0.21 per diluted share, for the comparable period in fiscal 2011.

Backlog was approximately $29 million with approximately $11 million in bookings for the quarter ended October 1, 2011.

David Robbins, Micronetics’ CEO stated, “I am pleased to report that Micronetics had another quarter of continued strong financial performance and was positively impacted by operational leverage. Our second quarter fiscal year 2012 revenue and earnings exceeded any prior quarter’s reported revenue and earnings in our history. We remain positive in our ability to convert our existing backlog into profitable revenue while booking new subsystem business that we believe will support organic sales and earnings growth.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, Cobham, EADS, General Dynamics, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Teradyne, and Thales. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements, including statements regarding our ability to convert our backlog into profitable revenue and our expectations on continuing to book new subsystem business. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, yearly and quarterly fluctuations in our operating results, trends and factors affecting our markets which may reduce demand and pricing pressure on our products, our reliance on a limited number of customers, risk that federal government contracts may be terminated at any time, factors which may negatively affect our gross margins, our ability to attract and retain key technical and management personnel, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2011 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA ($000s omitted except per share data)

	Thirteen Weeks Ended
	October 1, 2011	September 25, 2010

Net sales	$11,627	$8,984

Gross margin	4,238	3,076

Research and development	375	344

Selling, general and administrative expenses	1,855	1,740

Loss on disposal of asset	—	14

Amortization of intangibles	78	87

Other expense	71	74

Income before provision for income taxes	1,859	817

Provision for income taxes	776	344

Net income	1,083	473

Earnings per common share:
Basic	0.24	0.10
Diluted	0.24	0.10

Weighted average shares outstanding:
Basic	4,562	4,554
Diluted	4,585	4,565

INCOME STATEMENT DATA ($000s omitted except per share data)

	Twenty-Six Weeks Ended
	October 1, 2011	September 25, 2010

Net sales	$21,666	$18,351

Gross margin	7,419	6,476

Research and development	789	831

Selling, general and administrative expenses	3,612	3,625

Loss on disposal of asset	—	14

Amortization of intangibles	157	174

Other expense	114	145

Income before provision for income taxes	2,747	1,687

Provision for income taxes	1,100	714

Net income	1,647	973

Earnings per common share:
Basic	0.36	0.21
Diluted	0.36	0.21

Weighted average shares outstanding:
Basic	4,560	4,554
Diluted	4,575	4,564

Contact

David Robbins, CEO

Micronetics, Inc.

(603)-883-2900